EXHIBIT 10.24

October 1, 2004

Mr. Cy Tordiffe
8160 148A Street
Surrey, B. C.
V3S 7J5

Re:   Termination of Employment and Severance Agreements — Revised

This letter will confirm our discussions during which I advised you that as a result of corporate restructuring and downsizing your employment with MDSI will end effective close of business September 30, 2004.

As a result, the following severance package will be made available to you in order to assist you during the hopefully brief period that you will be without employment and to provide you with some financial security.

(a)	Severance — you will receive a termination payment in an amount equal to eighteen (18) months base salary ($270,000 CDN) in accordance with paragraph 12.4 of the Employment Agreement between you and MDSI, less applicable statutory withholdings and deductions. The termination payments will be made according to your payment schedule and payment details as outlined in your letter dated September 30, 2004, which are as follows:

•	On or before October 15, 2004, MDSI will pay CAD$16,200 (before taxes) to your RRSP account (account details outlined in your September 30, 2004 letter),

•	On or before October 15, 2004, MDSI will pay CAD$51,300 to your bank account,

•	On or before January 15, 2005, MDSI will pay CAD$67,500 to your bank account,

•	On or before March 31, 2005, MDSI will pay CAD$67,500 to your bank account,

•	On or before June 30, 2005, MDSI will pay CAD$67,500 to your bank account.

With the exception of the previously mentioned payment to the RRSP account, it is understood that the amounts paid will have applicable statutory holdings and deductions applied. Taxes will not be withheld from the RRSP transfer.

(b)	Benefits – the Company shall maintain you and your eligible dependents on record as of September 30, 2004, on the Company Benefit Program to March 31, 2006 or the date on which you find alternate employment, whichever comes first. Upon the expiration of these benefits, you may elect to convert the coverage into an individual policy. If you elect to do so, please contact Bob Olsen at Zlotnik, Lamb & Co. at 604-688-7208.

(c)	Employee Share Ownership Plan – if you have been participating in the Employee Share Ownership Plan, you may elect to authorize MDSI to continue to hold the total contribution made to be applied against future purchases of shares in accordance with the Plan or elect a refund of contributions. Please contact Delia Sy at 604-207-6304 with respect to your election.

(d)	Stock Options – all stock options granted to you by MDSI shall continue to vest to until March 30, 2006. You will have sixty (60) days from March 30, 2006 to exercise any vested options. Options not vested by March 30, 2006 shall be cancelled. Should you wish to exercise your options please contact Julie Wong at 604-207-6297.

(e)	Vacation – accrued vacation standing to your credit as of September 30, 2004 of 107 days shall be paid to you as soon as reasonably practical but no later than October 15, 2004.

(f)	Career Transition – the Company will provide you with access to the Career Transition program offered by Knightsbridge Career Management. This program allows you to fully participate in choosing services to best suit your needs to a maximum value of $5,000. You and your Knightsbridge consultant will jointly select appropriate services and manage your program to ensure maximum relevance and value. Should you wish to participate in this program please contact Ron Toffolo at 604-207-6298 or Julie Wong at 604-207-6297.

(g)	Letter of Reference – upon request, the Company will provide you with a letter of reference on mutually agreeable terms.

(h)	Bonuses and Incentives — When the Q3, 2004 financial analysis is completed, on or before October 31, 2004, you will receive all bonuses and incentives as described in your employment agreement amendment dated May 8, 2004.

Your departure will be characterized internally and externally as a resignation initiated by you and you agree to resign as an officer of MDSI and or director of any of MDSI’s subsidiaries and corporate affiliates as applicable effective as of September 30, 2004.

All Company material issued to you and itemized on the list provided by you will be transferred to your name once you have signed the accompanying equipment receipt. All MDSI software must be returned and the hard drive must be purged at the end of your temporary work assignment.

The payment as outlined in paragraph (a) above is conditional upon your execution of the Settlement and Release Agreement attached hereto, which is to be returned to Julie Wong by no later than 5:00 p.m. October 7, 2004. It is understood and agreed that you have the opportunity to seek outside legal and/or financial counsel to consider this matter.

Cy Tordiffe – Termination of Employment and Severance Agreements	page 2 of 3

You are reminded of the conditions of your Employment Agreement and your duties and obligations with respect to non-disclosure of confidential information, trade secrets and work product and conflict of interest and non-competition.

I sincerely regret that this action had to be taken. I hope that the foregoing will assist you in planning for the future. On behalf of the Company we wish to thank you for your contribution to MDSI and wish you every success in your future endeavours.

Sincerely,
MDSI Mobile Data Solutions Inc.

Erik Dysthe
President and CEO

Received
Cy Tordiffe
07 Oct 04 14h10 PDT

Cy Tordiffe – Termination of Employment and Severance Agreements	page 3 of 3

RELEASE

1.	Cy Tordiffe (“Tordiffe”), in consideration of the payment of $270,000 CDN and other good and valuable consideration described in the letter from MDSI to Tordiffe dated October 1, 2004, the receipt and sufficiency of which is hereby acknowledged, does forever release and forever discharge MDSI Mobile Data Solutions Inc. (“MDSI”) from any and all manners of claims, causes of action, proceedings, complaints, damages, costs, disbursements, liabilities and obligations of any nature or kind whatsoever known or unknown whether in law or in equity or pursuant to statute, which, as against MDSI or other such persons or any of them Tordiffe has ever had or now has by reason of or arising out of any cause, matter or thing whatsoever occurring or existing and without limiting the generality of the foregoing, any matter, cause, or thing relating to or arising out of Tordiffe’s employment with MDSI, his contract of employment with MDSI, or the termination of Tordiffe’s employment with MDSI, and any other claim for damages, notice, payment in lieu of notice, wrongful dismissal, severance pay, loss of benefits, pension issues, incentive or any other bonus program, profit sharing, stock distribution, stock options or stock purchase rights, vacation pay or any claims under the British Columbia Employment Standards Act or Human Rights Code.

2	Nothing in this Release does or is intended to alter the terms of the agreement concluded between Tordiffe and MDSI which is set out in the letter from MDSI to Tordiffe dated October 1, 2004. This Release is given in consideration of the performance by MDSI of all of its obligations to Tordiffe set out in that letter.

3.	This Release is binding upon and enures to the benefit of Tordiffe’s heirs, executors, administrators, assigns, committees and trustees.

4.	This Release is binding upon and enures to the benefit of MDSI’s directors, officers, employees, agents, predecessors, successors, assigns, liquidators, receivers, receiver managers, trustees, owners and shareholders.

5.	In the event withholdings have not been deducted which should have been deducted, Tordiffe shall indemnify and save harmless MDSI from any resulting liabilities, obligations, and costs regarding any claims which Canada Customs and Revenue Agency, Employment Insurance Commission or any other government agency or department may have with respect to any payments made to or on behalf of Tordiffe.

6.	Tordiffe acknowledges that the facts in respect of which this Release is made may prove to be other than or different from the facts in that connection now known or believed by Tordiffe to be true. Tordiffe accepts and assumes the risk of the facts being different and agrees that this Release shall be in all respects enforceable and not subject to termination, rescission, or variation by discovery of any differences in facts.

7.	Tordiffe agrees to keep the terms of this Release strictly confidential and will not disclose any information with respect to this Release to any one with the exception of his legal or financial advisors, unless compelled to do so by law or court order.

8.	Tordiffe agrees he will not make any statement or publish any document which is defamatory about or concerning MDSI or any person who holds or has held the position of officer or director of MDSI.

9.	It is agreed that the consideration and this Release are not admissions of liability.

10.	Tordiffe acknowledges that this Release has been executed voluntarily after receiving legal advice.

11.	The Release is given voluntarily for the purposes of making a full and final settlement of all of Tordiffe’s claims whatsoever arising against MDSI.

12.	The terms of the Release are contractual and not recitals.

13.	This Release is governed by the laws of British Columbia.

Dated at Richmond, the 07 day of October 2004.

SIGNED, SEALED AND DELIVERED by Cy Tordiffe in the presence of: /s/ [illegible] Witness	) ) ) ) ) )	/s/ Cy Tordiffe Cy Tordiffe